Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

BERGIO INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share, to be offered by the issuer	Rule 457(c) and Rule 457(h)	285,714,286	$0.007	$2,000,000	$0.0001102	$220.40
Total Offering Amounts					$2,000,000		$220.40
Total Fee Offsets							–
Net Fee Due							$220.40

(1)In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act.

(3)Offering price has been arbitrarily determined by the Board of Directors.